Exhibit 10a(vii)

FY13 AWARDS - NON. U.S.

Stock Option Award and Agreement

[DATE]

Dear _________________:

H. J. Heinz Company is pleased to advise you that, effective as of ___________, you have been granted options (“Options”) to purchase _________ shares of H. J. Heinz Company Common Stock, at an exercise price of $ _______ per share, in accordance with the terms and conditions of the Third Amended and Restated H. J. Heinz Company Fiscal Year 2003 Stock Incentive Plan (the “Plan”), which are hereby incorporated by reference into this Agreement. The Options are also granted under and governed by the terms and conditions of this letter agreement (“Agreement”), which shall control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the “Company” shall refer to H. J. Heinz Company and its Affiliated Companies (as defined in Section 4 below) in the United States and throughout the world. Unless otherwise specifically defined herein, all other capitalized terms used in this Agreement shall have the same defined meanings as the capitalized terms in the Plan. Copies of the Plan and the Prospectus are posted along with this Agreement.

1.
The Options are Non-Statutory Options, as defined in the Plan. The Options will vest in four equal annual installments beginning on __________, and will expire on __________, subject to earlier expiration in accordance with the terms of this Agreement or the Plan.

2.
Subject to Sections 3 and 4 of this Agreement, the exercise period for the Options, including the effect of the termination of your employment with the Company or a “Change in Control,” shall be governed by and determined in accordance with Section 8(B) of the Plan; provided, however, that in the event of termination of your employment by you for “Good Reason,” the “Expiration Date” shall be five years after the “Date of Termination” or the date of expiration specified in Section 1 above, whichever is sooner; and provided further, however, that in the event termination of your employment occurs by reason of involuntary termination without Cause, the “Expiration Date” shall be as provided in Section 8(B) of the Plan (the 90th day after the “Date of Termination”) or the date of expiration specified in Section 1 above, whichever is sooner, unless you execute a release of claims of the Company in the form requested by the Company, in which case your “Expiration Date” shall be five years after the “Date of Termination” or the date of expiration specified in Section 1 above, whichever is sooner.

You may exercise the Options in any manner provided for in the Plan; provided, however, that you must first obtain the approval of the Chief Executive Officer, or his designee, prior to choosing a “net exercise” arrangement. If you are a non-U.S.-based reporting officer pursuant to Section 16 of the Securities Act of 1934, as amended, on the date of net exercise, you must obtain the approval of the Management Development and Compensation Committee of the Board of Directors of the Company prior to choosing a “net exercise” arrangement.

3.
You agree that you shall not, during the term of your employment by the Company and for eighteen (18) months after the date of the termination of your employment with the Company, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any employee of the Company, either for your own purpose or for any other person or entity.1 You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose Confidential Information (as defined in Section 4 below) except as directed by, and in furtherance of the business purposes of, the Company. You acknowledge (i) that the non‑solicitation provision set forth in this Section 3 is essential for the proper protection of the business of the Company; (ii) that it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that any Confidential Information be kept secret and not disclosed to others; and (iii) that the breach or threatened breach of this Section 3 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or a threatened breach of this Section 3. In the event of any breach by you of the provisions of this Section 3, you shall immediately return to the Company the pre-tax income resulting from any exercise of the Options or any portion thereof by you, unless such exercise occurred more than twelve (12) months prior to the date of the termination of your employment with the Company. In addition, in the sole discretion of the Company, and in addition to all other rights and remedies available to the Company at law, in equity or under this Agreement, any breach by you of the provisions of this Section 3 will result in the forfeiture of all unexercised options granted to you under this Agreement as of the date of such breach.

4.	As used in this Section 4, the following terms shall have the respective indicated meanings:[2]

“Affiliated Company or Companies” means any person, corporation, limited liability company, partnership, or other entity controlling, controlled by or under common control with the Company.

“Confidential Information” means technical or business information about or relating to the Company and/or its products, processes, methods, engineering, technology, purchasing, marketing, selling, and services not readily available to the public or generally known in the trade, including but not limited to: inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you, or information which the Company received from third parties under an obligation of confidentiality.

“Conflicting Product” means any product or process of any person or organization, other than the Company, in existence or under development, (i) that competes with a product or process of the Company upon or with which you shall have worked during the two years prior to the termination of your employment with the Company or (ii) whose use or marketability could be enhanced by application to it of Confidential Information acquired by you in connection with your employment by the Company during such two year period. For purposes of this definition, it shall be conclusively presumed that you have knowledge of information to which you have been directly exposed through actual receipt or review of memoranda or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.
_____________________
1 The non-solicitation and confidentiality covenants set forth in Section 3 are indicative. The specific provisions may differ in various international jurisdictions.
2 The non-competition covenant set forth in Section 4 is indicative. The specific provisions may differ in various international jurisdictions.

“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or the development, production, marketing or selling of or the use in production, marketing or sale of a Conflicting Product.

In partial consideration for the Options granted to you hereunder, you agree that, for a period of eighteen (18) months after the date of the termination of your employment with the Company, you shall not render services, directly or indirectly, as a director, officer, employee, agent, consultant or otherwise to any Conflicting Organization in any geographic area or territory in which such Conflicting Organization is engaged in or about to become engaged in the research on or the development, production, marketing or sale of or the use in production, marketing or sale of a Conflicting Product. The foregoing limitation does not apply to a Conflicting Organization whose business is diversified and that, as to that part of its business to which you render services, is not engaged in the development, production, marketing, use or sale of a Conflicting Product, provided that the Company shall receive separate written assurances satisfactory to the Company from you and the Conflicting Organization that you shall not render services during such period with respect to a Conflicting Product or directly or indirectly provide or reveal Confidential Information to such organization.

You acknowledge and agree that the non‑competitive restrictions set forth in this Section 4 are reasonable and necessary to protect the goodwill and legitimate business interests of the Company and to prevent the disclosure of the Company's Confidential Information and trade secrets and, further, that you have the business experience and abilities such that you would be able to obtain employment in a business other than with a Conflicting Organization.

In the event of any breach by you of the provisions of this Section 4, you shall immediately return to the Company the pre-tax income resulting from any exercise of the Options or any portion thereof by you, unless such exercise occurred more than twelve (12) months prior to the date of the termination of your employment with the Company. In addition, in the sole discretion of the Company, and in addition to all other rights and remedies available to the Company at law, in equity, or under this Agreement, any breach by you of the provisions of this Section 4 will result in the forfeiture of all unexercised options granted to you under this Agreement as of the date of such breach.

In addition to the remedies stated in the preceding Section, the Company shall, if it shall so elect, be entitled to institute legal proceedings to obtain damages for a breach by you of this Section 4, or to enforce the specific performance of the Agreement by you and to enjoin you from any further violation of this Section 4, or to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. You acknowledge, however, that the remedies at law for any breach by you of the provisions of this Section 4 may be inadequate and that the Company shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach and, to the extent permitted by applicable law, a temporary restraining order (or similar procedural device) may be granted immediately upon the commencement of such action.

You agree that if any of the provisions herein shall for any reason be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration, or geography, such provision shall be limited or reduced so as to be enforceable to the extent compatible with existing law.

5.
You acknowledge and agree that nothing in this Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or interfere in any way with your right or the right of the Company to terminate your employment, with or without cause, and with or without notice, subject to the terms of any written employment contract that you may have with the Company that is signed by both you and an authorized representative of the Company.

6.
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer (the “Employer”) and the Company for the exclusive purpose of implementing, administering, and managing your participation in the Plan.[3] You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to shares awarded, canceled, purchased, exercised, vested, unvested, or outstanding in your favor for the purpose of implementing, managing and administering the Plan (collectively, “Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration, and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipient country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Total Rewards Department of the Company. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you deposit any shares acquired under the Plan. You understand that the Data will be held only as long as is necessary to implement, administer, and manage participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein, in any case without cost, by contacting the Total Rewards Department of the Company in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, you understand that you may contact the Plan administrator at the Company.

7.	By accepting this grant of Options, you acknowledge and agree that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;

(b)
the grant of Options is voluntary and occasional and does not create any contractual or other right to receive future grants of shares or Options, or benefits in lieu of shares or Options, even if shares or Options have been granted repeatedly in the past;

(c)	all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

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3 The provisions set forth in Section 6 are indicative. The specific provisions may differ in various international jurisdictions.

(d)
your participation in the Plan shall not create a right to further employment with Employer and shall not interfere with the ability of Employer to terminate your employment relationship and it is expressly agreed and understood that employment is terminable at the will of either party, to the extent permitted by law;

(e)	you are participating voluntarily in the Plan;

(f)
Option grants and resulting benefits are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and are outside the scope of your employment contract, if any;

(g)
Option grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments to the extent permitted by law;

(h)
in the event that you are not an employee of the Company, this grant of Options will not be interpreted to form an employment contract or relationship with the Company and, furthermore, this grant of Options will not be interpreted to form an employment contract with the Employer or any Subsidiary of the Company;

(i)	the future value of the shares is unknown, may increase or decrease from the date of grant or exercise of the Options, and cannot be predicted with certainty; and

(j)
in consideration of this grant of Options, no claim or entitlement to compensation or damages shall arise from termination of this grant of Options or diminution in value of this grant of Options resulting from termination of your employment by the Company or the Employer (for any reason whatsoever) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, you shall be deemed irrevocably to have waived any entitlement to pursue such claim.

8.	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

9.
Regardless of any action the Company or your Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account, or other tax-related withholding (collectively, “Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of Options, including the grant, vesting, and exercise of Options, delivery of shares and/or cash related to such Options or the subsequent sale of any shares acquired pursuant to such Options and (ii) do not commit to structure the terms or any aspect of this grant of Options to reduce or eliminate your liability for Tax-Related Items.[4] You shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your receipt of Options that

_____________________
4 The tax provisions set forth in Section 9 are indicative. The specific provisions may differ in various international jurisdictions.

cannot be satisfied by the means described below. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items.

Prior to the taxable or tax withholding event, as applicable, you shall pay, or make adequate arrangements satisfactory to the Company or to the Employer to satisfy, all Tax-Related Items. In this regard, you authorize the Company or Employer to withhold all applicable Tax-Related Items legally payable by you by (i) withholding from your wages or other cash compensation paid by the Company and/or Employer; and/or (ii) withholding from the proceeds of the sale of shares acquired upon settlement of the Options (e.g. through cashless exercise), either through a voluntary sale or through a sale arranged by the Company (on your behalf pursuant to this authorization), to the extent permitted by the Plan administrator.

You acknowledge and understand that you should consult a tax adviser regarding your tax obligations.

10.
You understand that your award and future awards of stock options, if any, granted to you under the Plan or any future plans are subject to your on-line acceptance of the Agreement. You understand that you will not be able to exercise any of these Options until you accept on-line this Agreement.

11.	Awards under the Plan are available to employees only during the course of their employment relationship in accordance with the terms and conditions of the Plan.

12.
The Award and any vesting of any award ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or any written agreement entered into by you and the Company, including this Agreement.

13.
The Plan and this Agreement govern all aspects of the Award, and the provisions of the Plan are summarized in the Plan Prospectus. Additional copies of the Plan documents may be obtained from the Company. To the extent permitted by applicable law, the Plan is subject to U.S. law, and the interpretation of the Plan and your rights under the Plan will be governed by applicable U.S. law as specified in the Agreement.

You acknowledge that you have read and understand the foregoing.

This grant of Options is subject to your on-line acceptance of the terms and conditions of this Agreement through the Fidelity website.

H.J. HEINZ COMPANY

By:
William R. Johnson
Chairman of the Board, President and
Chief Executive Officer

Accepted:    Signed electronically

Date:        Acceptance Date